Exhibit 10.1

SCHEDULE A

Apache Corporation

2018 Performance Share Program

AWARD NOTICE

Recipient Name:	[Name]

Company:	Apache Corporation

Notice:	A summary of the terms of Conditional Grants of Restricted Stock Units (“RSUs”) under the 2018 Performance Share Program is set out in this notice (the “Award Notice”) but subject always to the terms of the Apache Corporation 2016 Omnibus Compensation Plan (the “Plan”) and the 2018 Performance Share Program Agreement (the “Agreement”). In the event of any inconsistency between the terms of this Award Notice, the terms of the Plan and the Agreement, the terms of the Plan and the Agreement shall prevail. The Conditional Grant is a Cash-Based Award under Section 10 of the Plan and is subject to the provisions of the Plan governing Performance Awards.

Selected Eligible Persons have been awarded a conditional grant of Apache Corporation RSUs in accordance with the terms of the Plan and the Agreement.

Details of the RSUs which you are conditionally entitled to receive is provided to you in this Award Notice and maintained on your account at netbenefits.fidelity.com

Type of Award:	A conditional award of RSUs based on a target percentage of annual base salary determined at the beginning of the Performance Period derived from job level (the “Conditional Grant”).

Restricted Stock Unit:	A Restricted Stock Unit (“RSU”) as defined in the Plan and meaning the right granted to the Recipient of the Conditional Grant, as adjusted at the end of the Performance Period, to receive one share of Stock or the cash equivalent thereof for each RSU at the end of the specified Vesting Period.

Stock:	The $0.625 par value common stock of the Company or as otherwise defined in the Plan.

Grant:	A Conditional Grant related to Restricted Stock Units (“Target Amount”)

Grant Date:	[Date]

Conditions:	Subject always to the terms of the Plan and the Agreement, the Conditional Grant of RSUs shall be made as of the Grant Date. At the end of the Performance Period, the Committee shall derive and confirm the number of Conditional Grant RSUs that will actually be awarded as RSUs to the Recipient based upon measurement of the specific performance goals, applicable performance percentage levels and applicable weighting percentages during the Performance Period as set forth in Schedule B to the Agreement, provided that the Recipient remains an Eligible Person and employed by the Company or its Affiliate as of the final day of the Performance Period. Once granted at the conclusion of the Performance Period, such RSUs shall remain subject to a vesting schedule (as set forth below) (the “Vesting Period”). Once vested, the Recipient shall be paid the value of his or her RSUs in cash (net of cash withheld for applicable tax withholdings) provided that the Recipient remains employed as an Eligible Person during the Vesting Period including the vesting date.

Performance Measure:	The performance measures for the Conditional Grant, the performance percentage levels, and the applicable weighting percentages to be applied over the Performance Period are set forth on Schedule B to the Agreement.

At the end of the Performance Period, the Committee shall determine and certify the attainment of each performance goal based on the established performance percentage levels and apply the applicable weighting percentages to determine the Final Amount of RSUs to be awarded to each Recipient.

Performance Period:	The three-year period commencing January 1, 2018 and ending December 31, 2020.

Vesting Period:	Except upon a change of control (as described below), death or Disability (as described below), or Retirement (as described below), cessation of employment during the Performance Period shall result in the immediate forfeiture of the entire amount of the Conditional Grant. Any such RSUs awarded shall vest in accordance with the following schedule, provided that the Recipient remains employed as an Eligible Person as of such vesting date:

First day following the close of the Performance Period – 50% vested.

First anniversary of the first day following the close of the Performance Period – an additional 50% vested.

Except as described below, cessation of employment will result in the immediate forfeiture of all unvested RSUs.

Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.

Vesting is accelerated to 100% upon the Recipient’s death or cessation of employment by reason of Disability during the Performance Period or the subsequent Vesting Period (or, only in the case of death, while treated as an Eligible Person following Retirement (as described herein)). Upon death or cessation of employment by reason of Disability during the Performance Period, the number of RSUs (and related shares of Stock) granted and vested shall be deemed to be 1.00 times the Conditional Grant amount of RSUs (the Target Amount). Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable, in accordance with the terms of the Plan and this Agreement. The Recipient can name a beneficiary on a form approved by the Committee.

Vesting is accelerated to 100% upon the Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring (i) on or after a 409A Change of Control which occurs on or before the end of the Performance Period provided that the Recipient is an Eligible Person at the time of such termination, with vesting to be in the number of RSUs determined by applying the multiple of 1.00 to the Target Amount or (ii) on or after a 409A Change of Control which occurs after completion of the Performance Period. Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.

If, after the first three (3) months of the Performance Period (and not before), the Recipient’s termination of employment from the Company and the Affiliates occurs by reason of his or her Retirement, the Recipient shall be deemed to continue to be employed as an Eligible Person for purposes of this Grant and shall continue to vest with respect to a specified percentage of RSUs over the Vesting Period provided that the Recipient meets the

Retirement Conditions set forth in section 6 of the Agreement. In the event of a 409A Change of Control, after the Recipient retires and during the period commencing on the first day following the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, vesting is accelerated to 100% for such Recipient. Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.

Withholding:	The Company and the Recipient will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment, or other taxes relating to the Grant.

Clawback:	This Grant is subject to the Company’s Executive Compensation Clawback Policy (a copy of which is provided with this Notice) and the recoupment and reimbursement policies as provided in the Agreement.

Dividends:	The Company will credit each of the Recipient’s Conditional Grant RSUs and RSUs, as applicable, with Dividend Equivalents. For purposes of this Grant, a Dividend Equivalent is an amount equal to the cash dividend payable per share of Stock multiplied by the number of shares of Stock then underlying such outstanding Conditional Grant RSUs or RSUs, as applicable. Such amount will be credited to a book entry account on Recipient’s behalf at the time the Company pays any cash dividend on its Stock. The Recipient’s rights in any such Dividend Equivalents will vest at the same time as, and only to the extent that, the underlying Conditional Grant RSUs or RSUs, as applicable, vest and will be distributed at the same time in cash (subject to applicable withholdings), and only to the extent, as the related RSUs are to be distributed to the Recipient as provided in the Agreement and to which such Dividend Equivalents apply. Dividend Equivalents on Conditional Grant RSUs will accrue and be credited by the Company but will be subject to the same performance goals, applicable performance percentage levels and applicable weighting percentages as the related Conditional Grant RSUs. Dividend Equivalents (as so adjusted) will not be paid to a Recipient until such Recipient becomes vested in the related RSUs granted at the end of the Performance Period and will be forfeited in the event of the forfeiture and cancellation of the related Conditional Grant RSUs and RSUs pursuant to this Agreement.

Acceptance	Please complete the on-line grant acceptance as promptly as possible to accept or reject your Conditional Grant. You can access this through your account at netbenefits.fidelity.com. By accepting your Conditional Grant, you will have agreed to the terms and conditions set forth in the Agreement, including, but not limited to, the non-compete and non-disparagement provisions set forth in sections 6 and 7 of the Agreement, and the terms and conditions of the Plan. If you do not accept your grant, your Conditional Grant and the related RSUs will not vest and you will be unable to receive your Conditional Grant or the related RSUs.

SCHEDULE B

Apache Corporation

2018 Performance Share Program

PERFORMANCE MEASURES

Performance Goals:	1. Total Shareholder Return

At the end of the Performance Period, the Committee shall derive and confirm a portion of the number of Conditional Grant RSUs that will actually be awarded as RSUs to the Recipient based upon measurement of total shareholder return (“TSR”) of Stock as compared to a designated Peer Group during the Performance Period, provided that the Recipient remains an Eligible Person and employed by the Company or its Affiliate as of the final day of the Performance Period.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

-	Begin Price = Average per share closing price of a share or share equivalent on the applicable stock exchange for the month of December immediately preceding the beginning of the performance period

-	End Price = Average per share closing price of a share or share equivalent on the applicable stock exchange for the month in which the performance period ends

-	Dividends = Includes dividends paid throughout performance period

-	TSR ranking compared to designated Peer Group (11 companies selected)

•	Anadarko Petroleum Corporation

•	Chesapeake Energy Corporation

•	ConocoPhillips Company

• Devon Energy Corporation

• EOG Resources, Inc.

• Hess Corporation

• Marathon Oil Corporation

• Murphy Oil Corporation

• Noble Energy Inc.

• Occidental Petroleum Corporation

• Pioneer Natural Resources Co.

-	Apache’s performance over a three-year performance period will be directly ranked within the peer group, resulting in the application of a single multiplier to the target shares to derive the number of shares awarded. The multiplier will range from 0 for performance in the bottom quartile to 2.0 for ranking 1st among the peer group.

-	Should consolidation among peers in the marketplace occur, the ranking schedule would adjust to accommodate the reduced number of peers.

2. Business Performance

The Committee shall derive and confirm a portion of the number of Conditional Grant RSUs that will actually be awarded as RSUs to the Recipient based upon quantitative performance measures at the end of the Performance Period related to the following criteria:

•	Cash Flow from Operations; and

•	Reserves Added per Debt Adjusted Share

The Committee will consider all of the above performance measures related to the Company as a whole as follows:

Metric	Weighting	Threshold	Target	Max
Total Shareholder Return	50%	9th	6th	1st - 2nd
Cash Flow from Operations	25%	-10%	Plan	+10%
Reserves added per debt adjusted share	25%	-10%	Plan	+10%

Performance Period:	Three calendar years

- 1/1/2018 to 12/31/2020

Measurement:	At the conclusion of the three-year performance period, a calculation of TSR performance will be made and confirmed. 50% of the total Target Amount of RSUs will be determined based upon the final TSR performance as follows:

Rank Against Peers	Payout Multiple
1	2.00
2	2.00
3	1.75
4	1.50
5	1.25
6	1.00
7	0.80
8	0.60
9	0.40
10	0.00
11	0.00
12	0.00

Cash Flow from Operations will be evaluated annually during the three-year performance period against their respective performance targets as determined at the beginning of each year (performance target for each calendar year to be determined prior to March 31). Performance will be measured as a percentage above or below target. 25% of the total Target Amount of RSUs will be determined based upon the three-year average of the Cash Flow from Operations performance.

Reserves Added per Debt Adjusted Share will be evaluated annually during the three-year performance period against their respective performance targets as determined at the beginning of each year (performance target for each calendar year to be determined prior to March 31). Performance will be measured as a percentage above or below target. 25% of the total Target Amount of RSUs will be determined based upon the three-year average Reserves Added per Debt Adjusted Share.

The three-year average performance for cash flow from operations and reserves added per debt adjusted share will be interpolated as follows to determine the final achievement percentage for each metric.

Metric	Threshold	Target	Max
Cash Flow from Operations	-10%	Plan	+10%
Reserves added per debt adjusted share	-10%	Plan	+10%

Apache Corporation

2018 Performance Share Program Agreement

This 2018 Performance Share Program Agreement (the “Agreement”) relating to a conditional grant of Restricted Stock Units (as defined in the definition section of the Apache Corporation 2016 Omnibus Compensation Plan (the “Plan”)) (the “Conditional Grant”), dated as of the Grant Date set forth in the Notice of Award under the 2018 Performance Share Program attached as Schedule A hereto (the “Award Notice”), is made between Apache Corporation (together with its Affiliates, the “Company”) and each Recipient. The Award Notice is included in and made part of this Agreement.

In this Agreement and each Award Notice, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan except as herein defined.

Definitions

“409A Change of Control” means a Change of Control that constitutes, with respect to the Company, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).

“Award Notice” means the separate notice, along with Schedule B, given to each Recipient specifying the Target Amount and other applicable performance percentage levels, performance criteria and applicable weighting percentages for that individual.

“Base Salary” means, with regard to any Recipient, such Recipient’s annual base compensation as an employee of the Company determined immediately prior to the beginning of the Performance Period, without regard to any bonus, pension, profit sharing, stock option, life insurance or salary continuation plan which the Recipient either receives or is otherwise entitled to have paid on his or her behalf.

“Conditional Grant” means the conditional entitlement, evidenced by this Agreement to receive all or a portion of a Target Amount and Final Amount, subject to and in accordance with the provisions of this Agreement.

“Disability” or “Disabled” means the Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Recipient agrees that a final and binding determination of “Disability” will be made by the Company’s representative under the Company’s group long-term disability plan or any successor thereto or, if there is no such representative and there is a dispute as to the determination of “Disability,” it will be decided in a court of law in Harris County, Texas.

“Fair Market Value” means the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that if the Committee has not made such determination, such fair market value shall be the per share closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System (“Composite Tape”) for a particular date or, if the Stock is not so listed at any time, as reported on NASDAQ or on such other exchange or electronic trading system as, on the date in question, reports the largest number of traded shares of stock; provided further, however, that, if there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

“Final Amount” means with regard to any Recipient, such number of shares of Restricted Stock Units (“RSUs”) as specified in each Recipient’s Award Notice, times the applicable multiple factor determined under the Performance Measures at the end of the Performance Period.

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor for any reason on or after a 409A Change of Control; provided, that the termination does not result from an act of the Recipient that constitutes common-law fraud, a felony, or a gross malfeasance of duty.

“Payout Amount” means the vested portion of the Final Amount expressed as an amount of cash equal to the Fair Market Value of the shares of Stock underlying the RSUs and related Dividend Equivalents.

“Peer Group” means the group of companies selected by the Committee for purposes of this Agreement as set forth in the Award Notice. Should consolidation among any Peer Group companies in the marketplace occur during the Performance Period, the Committee will determine the appropriate adjustments to accommodate the reduced number of Peer Group companies for the Performance Period. Should a Change of Control of the Company occur during the Performance Period, the Committee will determine the appropriate adjustments to measure Apache Corporation’s TSR for the Performance Period. The Peer Group companies for any particular Performance Period shall be determined at the commencement of such Performance Period.

“Performance Measures” means, as set forth in the Award Notice, (i) Apache Corporation’s TSR over the Performance Period compared to the TSR of the Company’s Peer Group over the Performance Period, or (ii) Apache Corporation’s achievement of pre-established performance goals over the Performance Period, as applicable. For purposes of determining TSR performance, at the end of the Performance Period, the Peer Group companies and the Company will be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Group companies, including the Company, remaining in the group at the end of the Performance Period. Based on the Company’s relative TSR rank amongst the Peer Group companies for the Performance Period, a Recipient who remains employed as of the last day of the Performance Period will be issued RSUs at the close of the Performance Period as determined by the Company’s percentile rank as set forth in the Award Notice (the Final Amount). At the end of the Performance Period, the Committee shall also determine and certify the levels of other specific performance goals achieved and apply the applicable performance percentage levels and weighting percentages as set forth in the Award Notice. Based on the Company’s level of goal achievement, a Recipient who remains employed as of the last day of the Performance Period will be issued RSUs on the day following the close of the Performance Period as determined by the Committee as set forth in the Award Notice (the Final Amount).

“Performance Period” means the three-year period as specified in the Award Notice.

“Recipient” means an Eligible Person who has been designated to receive one or more Conditional Grants in accordance with the Plan. For purposes of this Agreement, the group of Eligible Persons shall include all full-time and designated part-time employees of the Company who are employed as employees of the Company (as designated by the Company for payroll purposes), but excluding Egyptian nationals employed outside of the United States, employees categorized by the Company (for payroll purposes) as non-exempt support and field staff, leased employees, interns, or any employee of the Company who is covered under a collective bargaining agreement, unless such collective bargaining agreement specifically provides for coverage under the Plan.

“Retirement” means, with respect to a Recipient and for purposes of this Agreement, the date the Recipient terminates employment with the Company after attaining (i) age 55 and (ii) a certain combination of age and Years of Service set forth in the Matrix in Exhibit “A” attached hereto.

“Years of Service” means the total number of months from the Recipient’s date of hire by the Company to the date of termination of employment, plus any months required to be recognized under an appropriate acquisition agreement, divided by 12.

“Target Amount” means, with regard to any Recipient, such number of RSUs as specified in each Recipient’s Award Notice. Such Target Amount shall be based upon a target percentage of annual Base Salary determined at the beginning of the Performance Period derived from job level.

“Total Shareholder Return” or “TSR” is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the Performance Period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the Performance Period minus the share price at the beginning of the Performance Period, by (ii) the share price at the beginning of the Performance Period.

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a 409A Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his rate of base compensation on the date of the 409A Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)	There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)	There is a material change in the geographic location at which the Recipient must perform his service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his regular workplace on the date of the 409A Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to Apache Corporation’s Senior Vice President, Human Resources or his/her delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. Apache Corporation’s Executive Vice President, Human Resources, or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

Terms

1.    Conditional Grant of RSUs. Subject to the provisions of this Agreement and the provisions of the Plan and Award Notice, the Company shall conditionally grant to the Recipient, pursuant to the Plan, a right to receive the Target Amount of RSUs set forth in the Recipient’s Award Notice. Such Target Amount shall be adjusted to a Final Amount at the end of the Performance Period based upon the results of the Performance Measures, as determined by the Committee. Notwithstanding the foregoing, the Target Amount shall be adjusted to a Final Amount of RSUs at the conclusion of the Performance Period solely for each Recipient who remains employed or is deemed to be employed on account of Retirement as of the last day of the Performance Period. The award of the Final Amount shall give the Recipient the right, upon vesting, to receive an amount of cash equal to the Fair Market Value of an equal number of shares of $0.625 par value common stock of the Company (“Stock”) to that of the number of RSUs comprising the Final Amount.

2.    Vesting and Payment of Cash. Subject to the provisions of section 3, the Payout Amounts shall be payable in increments strictly in accordance with the following schedule:

(a)    The entitlement to receive an amount of cash equal to the Fair Market Value of the number of shares of Stock pursuant to the RSUs comprising the Final Amount shall vest fifty percent (50%) and become payable as of the first day following the close of the Performance Period, provided that the Recipient remains employed as an Eligible Person on such date. Except as otherwise provided herein, such cash, subject to applicable withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.

(b)    The entitlement to receive the remaining fifty percent (50%) of an amount in cash equal to the Fair Market Value of number of the shares of Stock pursuant to the RSUs comprising the Final Amount shall vest and become payable as of the first anniversary of the first day following the close of the Performance Period, provided that the Recipient remains employed as an Eligible Person on such applicable vesting date. Except as otherwise provided herein, such cash, subject to applicable withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.

3.    Termination of Employment, Death, or Disability prior to the end of the Performance Period. Except as set forth below, a cessation of employment with the Company prior to the end of the Performance Period will result in the Target Amount being forfeited for all purposes.

(a)    If the Recipient dies while employed by the Company regardless whether Recipient has accepted the Conditional Grant, or if the Recipient is no longer employed by the Company by reason of Disability (as defined in this Agreement), during the Performance Period, the Recipient shall be entitled to an amount equal to the Target Amount of RSUs and shall become 100% vested in such Target Amount. Payment shall be made as soon as administratively practicable, but in no event (i) in the case of death, shall the payment occur later than the last day of the calendar year following the calendar year in which such death occurs or (ii) in the case of cessation of employment by reason of Disability, shall the payment occur later than thirty (30) days following the date upon which the Recipient is Disabled and is no longer employed by the Company. If clause (ii) is applicable and the payment period spans two consecutive calendar years, payment shall be made in the second calendar year of such consecutive calendar years. Such payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Recipient may designate a beneficiary on a form approved by the Committee.

(b)    If the Recipient leaves the employment of the Company by reason of Retirement after the first three (3) months of the Performance Period (and not before) and prior to the end of the Performance Period, any Final Amounts not previously vested shall continue to vest following the Recipient’s termination of employment by reason of Retirement as if the Recipient remained an Eligible Person in the employ of the Company until the vesting dates set forth in section 2 above, provided that such Recipient shall be entitled to continue vesting only if such Recipient satisfies the Retirement Conditions set forth in section 6 below (except in the case of death) and only with respect to the specified percentage of such unvested Final Amounts set forth in Exhibit “A” for a certain combination of age and Years of Service attained by the Recipient as of the Recipient’s Retirement under the Matrix set forth in Exhibit “A”. An amount of cash equal to the Fair Market Value of an equal number of shares of Stock that vests pursuant to this section 3(b) and subject to applicable withholding, shall be paid by the Company to the Recipient who is retired, within thirty (30) days of such vesting date.

4.    Termination of Employment, Retirement, Death or Disability after the end of the Performance Period. Except as set forth below, each Conditional Grant shall be subject to the condition that the Recipient has remained an Eligible Person from the award of the Conditional Grant of RSUs until the applicable vesting date as follows:

(a)    If the Recipient voluntarily leaves the employment of the Company (other than for reason of Retirement), or if the employment of the Recipient is terminated by the Company for any reason or no reason, any Final Amounts not previously vested shall thereafter be void and forfeited for all purposes.

(b)    A Recipient shall become 100% vested in all Final Amounts on the date the Recipient dies while employed by the Company regardless whether Recipient has accepted the Conditional Grant (or while continuing to vest pursuant to section 4(c) below), or on the date the Recipient is no longer employed by the Company by reason of Disability. Payment shall be made as soon as administratively practicable, but in no event (i) in the case of death, shall the payment occur later than the last day of the calendar year following the calendar year in which such death occurs or (ii) in the case of cessation of employment by reason of Disability, shall the payment occur later than thirty (30) days following the date upon which the Recipient is Disabled and is no longer employed by the Company. If clause (ii) is applicable and the payment period spans two consecutive calendar years, payment shall be made in the second calendar year of such consecutive calendar years. Such payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Recipient may designate a beneficiary on a form approved by the Committee.

(c)    If the Recipient leaves the employment of the Company by reason of Retirement after the end of the Performance Period, any Final Amounts not previously vested shall continue to vest following the Recipient’s termination of employment by reason of Retirement after the end of the Performance Period as if the Recipient remained an Eligible Person in the employ of the Company until the vesting date set forth in section 2(b) above, provided that such Recipient shall be entitled to continue vesting only if such Recipient satisfies the Retirement Conditions set forth in section 6 below (except in the case of death) and only with respect to the specified percentage of such unvested Final Amounts set forth in Exhibit “A” for a certain combination of age and Years of Service attained by the Recipient as of the Recipient’s Retirement under the Matrix set forth in Exhibit “A”. An amount of cash equal to the Fair Market Value of an equal number of shares of Stock that vests pursuant to this section 4(c) and subject to applicable withholding, shall be paid by the Company to the Recipient who is retired, within thirty (30) days of such vesting date.

5.    Change of Control.

(a)    Pursuant to Section 13.1(d) of the Plan, the following provisions of this section 5 of the Agreement shall supersede Sections 13.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a 409A Change of Control of the Company and (ii) prior to the end of the Performance Period, the Recipient shall become 100% vested as of the date of such Involuntary Termination or Voluntary Termination with Cause in the number of RSUs determined by applying the multiple of 1.00 to the Target Amount. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause.

(b)    In the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a 409A Change of Control of the Company which occurs after the end of the Performance Period, the Recipient shall become 100% vested in the Final Amount of RSUs as of the date of such Involuntary Termination or Voluntary Termination with Cause. Subject to section 13(d) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause.

(c)    In the event of a 409A Change of Control of the Company following the Recipient’s termination of employment by reason of Retirement after the first three (3) months of the Performance Period while the Recipient is continuing to vest pursuant to sections 3(b) or 4(c), the Recipient shall become 100% vested in the unvested Final Amount of RSUs as of the date of the 409A Change of Control. Subject to section 13(d) of this Agreement, payment shall occur within thirty (30) days of the 409A Change of Control.

6.    Conditions to Post-Retirement Vesting. If the Recipient has attained age 55 and a certain combination of age and Years of Service set forth in the Matrix in Exhibit “A” attached hereto and terminates employment with the Company and the Affiliates by reason of Retirement after the first three (3) months of the Performance Period, it is agreed by the Company and the Recipient that:

(a)    subject to the provisions of this section 6(a) and sections 6(b) and 6(c), such Recipient shall continue to vest in the specified percentage of the unvested Final Amount of RSUs set forth in Exhibit “A”, for the combination of age and Years of Service attained by such Recipient as of his or her Retirement under the Matrix set forth in Exhibit “A”, following the date of his or her termination by reason of Retirement as if the Recipient continued in employment as an Eligible Person provided that the Grant Date of the unvested RSUs is prior to such termination date in an amount of time which allows the Recipient to provide the written notice as follows and the Recipient has provided advance written notice not before three (3) months following the Grant Date and not less than the number of months prior to such termination date as set forth in the Schedule below to Apache Corporation’s Senior Vice President, Human Resources, or his or her delegate, and to his or her direct manager, regarding the Recipient’s intent to terminate employment for reason of Retirement; provided, however, a Recipient who is at least age 55 and attained the necessary combination of age and Years of Service under the Matrix set forth in Exhibit “A” for Retirement need not provide such advance written notice of his or her intent to terminate employment by reason of Retirement if the Company elects to require such Recipient to, or (as part of a reduction in force or otherwise in writing in exchange for a written release) offers such Recipient the opportunity to, terminate employment with the Company by reason of Retirement:

Age	Advance Written Notice
65 or older	3 months
between (and including) 55 and 64	6 months

; and it is further agreed that

(b)    in consideration for the continued vesting treatment afforded to the Recipient under section 6(a), Recipient shall, after Retirement and during the period commencing on the first day following the first three (3) months of the Performance Period and ending on the last day of the Vesting Period (the “Continued Vesting Period”), refrain from becoming employed by, or consulting with, or becoming substantially involved in the business of, any business that competes with the Company or its Affiliate in the business of exploration or production of oil or natural gas wherever from time to time conducted throughout the world (a “Competitive Business”) and Recipient shall provide to the Company, upon Company’s request, (x) a written certification, in a form provided by or satisfactory to the Company, as to Recipient’s compliance with the forgoing conditions and/or (y) his/her U.S. Individual Income Tax Return for any return filed by the Recipient which relates to any time during the Continued Vesting Period to allow the Company to verify that Recipient has complied with the foregoing conditions; provided, that the Recipient may purchase and hold for investment purposes less than five percent (5%) of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and provided further, that the Recipient may provide services solely as a director of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system if, during the Continued Vesting Period, (i) the Recipient only attends board and board committee meetings, votes on recommendations of management, and discharges his/her fiduciary obligations under the law and (ii) the Recipient is not involved in, and does not advise or consult on, the marketing, government relations, customer relations, or the day-to-day management, supervision, or operations of such Competitive Business; and it is further agreed that

(c)    in consideration for the continued vesting treatment afforded to the Recipient under section 6(a), Recipient shall, during the Continued Vesting Period, refrain from making, or causing or assisting any other person to make, any oral or written communication to any third party about the Company, any Affiliate and/or any of the employees, officers or directors of the Company or any Affiliate which impugns or attacks, or is otherwise critical of, the reputation, business or character of such entity or person; or that discloses private or confidential information about their business affairs; or that constitutes an intrusion into their seclusion or private lives; or that gives rise to unreasonable publicity about their private lives; or that places them in a false light before the public; or that constitutes a misappropriation of their name or likeness.

Notwithstanding the foregoing provisions of this section 6 of the Agreement, (i) in the event that the Recipient fails to satisfy any of the conditions set forth in sections 6(a), (b) and (c) above, the Recipient shall not be entitled to vest in the specified percentage under the Matrix set forth in Exhibit “A” in any unvested Final Amount of RSUs after the date of Retirement and the unvested Final Amount of RSUs subject to this Agreement shall be forfeited and (ii) the Recipient shall not have any right to continue to vest upon Retirement in any future awards granted under the Plan once the Recipient provides the notice of Retirement as set forth in section 6(a) above.

7.    Prohibited Activity. In consideration for this Grant and except as permitted by Section 6(b) above, the Recipient agrees not to engage in any “Prohibited Activity” while employed by the Company or within three years after the date of the Recipient’s termination of employment. A “Prohibited Activity” will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if the Recipient (i) divulges any non-public, confidential or proprietary information of the Company, but excluding information that (a) becomes generally available to the public other than as a result of the Recipient’s public use, disclosure, or fault, or (b) becomes available to the Recipient on a non-confidential basis after the Recipient’s employment termination date from a source other than the Company prior to the public use or disclosure by the Recipient, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by contractual, legal or fiduciary obligation, (ii) directly or indirectly, consults with or becomes affiliated with, participate or engage in, or becomes employed by any business that is competitive with the Company, wherever from time to time conducted throughout the world, including situations where the Recipient solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of the Company; or (iii) engages in publishing any oral or written statements about the Company, and/or any of its directors, officers, or employees that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

8.    Payment and Tax Withholding. Upon receipt of any entitlement to cash under this Agreement and, if applicable, upon the Recipient’s attainment of eligibility to terminate employment by reason of Retirement pursuant to section 4(c), the Recipient shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding, if any, required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws. The payment of a Payout Amount shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Where appropriate, cash shall be withheld by the Company to satisfy applicable tax withholding requirements rather than paid directly to the Recipient.

9.    Non-Transferability of Conditional Grant and Unvested Final Amount. The Conditional Grant and any unvested Final Amount shall not be transferable otherwise than by testamentary will or the laws of descent and distribution, or in accordance with a valid beneficiary designation on a form approved by the Committee, subject to the conditions and exceptions set forth in Section 15.2 of the Plan.

10.    No Right to Continued Employment. Neither the RSUs or the cash payment pursuant to a Conditional Grant nor any terms contained in this Agreement shall confer upon the Recipient any express or implied right to be retained in the employment or service of the Company for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Recipient’s employment or service at any time for any reason or no reason. The Recipient acknowledges and agrees that any right to receive RSUs or cash pursuant to a Conditional Grant is earned only by continuing as an employee of the Company at the will of the Company, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Conditional Grant, or acquiring RSUs or cash pursuant to the Conditional Grant hereunder.

11.    The Plan. In consideration for this Conditional Grant, the Recipient agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. The Conditional Grant is a Cash-Based Award under Section 10 of the Plan and is subject to the provisions of the Plan governing Performance Awards. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet and the Plan document can be found on Fidelity’s website (netbenefits.fidelity.com). A paper copy of the Plan and the prospectus shall be provided to the recipient upon the Recipient’s written request to the Company at 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056-4400, Attention: Corporate Secretary.

12.    Compliance with Laws and Regulations.

(a)    The Conditional Grant and any obligation of the Company to deliver RSUs and cash hereunder shall be subject in all respects to (i) all applicable laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.

(b)    This Conditional Grant is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the RSUs constitute “deferred compensation” under Section 409A of the Code and any RSUs become payable pursuant to the Recipient’s termination of employment, settlement of the RSUs shall be delayed for a period of six months after the Recipient’s termination of employment if the Recipient is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if required pursuant to Section 409A of the Code. If settlement of the RSUs is delayed, the RSUs shall be settled on the first day of the first calendar month following the end of the six-month delay period. If the Recipient dies during the six-month delay, the RSUs shall be settled and paid to the Recipient’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death. Notwithstanding any provision to the contrary herein, payments made with respect to this Conditional Grant may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service,” as such term is defined in Section 11.1 of the Plan. Recipient shall not have any right to determine a date of payment of any amount under this Agreement. This Agreement may be amended without the consent of the Recipient in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. If the Grant and this Agreement is subject to Section 409A of the Code and the rules and regulations issued thereunder, and, except as set forth in section 5(a), the vesting date shall be the “designated payment date” or “specified date” under Treasury Regulation 1.409A-3(d).

13.    Notices. Unless otherwise provided in this Agreement, all notices by the Recipient or the Recipient’s assignees shall be addressed to the Administrative Agent, Fidelity, through the Recipient’s account at netbenefits.fidelity.com, or such other address as the Company may from time to time specify. All notices to the Recipient shall be addressed to the Recipient at the Recipient’s address in the Company’s records.

14.    Other Plans. The Recipient acknowledges that any income derived from the Conditional Grant shall not affect the Recipient’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

15.    Terms of Employment. The Plan is a discretionary plan. The Recipient hereby acknowledges that neither the Plan nor this Agreement forms part of his terms of employment and nothing in the Plan may be construed as imposing on the Company or any Affiliate a contractual obligation to offer participation in the Plan to any employee of the Company or any Affiliate. The Company or any Affiliate is under no obligation to make further Grants to any Recipient under the Plan. The Recipient hereby acknowledges that if he ceases to be an employee of the Company or any Affiliate for any reason or no reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum.

16.    Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Recipient hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:

(a)    administering and maintaining Recipient records;

(b)    providing information to any registrars, brokers or third party administrators of the Plan; and

(c)    providing information to future purchasers of the Company or the business in which the Recipient works.

17.    Clawback Policy. If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each Recipient’s Award shall be conditioned on repayment or forfeiture in accordance with applicable law. In addition, the Company’s Executive Compensation Clawback Policy is hereby incorporated by reference and shall form a part of this Agreement and each Recipient’s Award shall be subject to such Policy. In connection with a material negative accounting restatement by the Company as the result of fraud, intentional misconduct, or gross negligence by the Recipient, Awards and payments in connection with Awards granted under this Agreement may be subject to recovery and Recipient may be required to repay to the Company all or a portion of any Award or payments received in connection with any Award hereunder. In the event that the Company determines to seek recovery with respect to an Award under this Agreement, an affected Recipient may elect to repay the applicable clawback amount in cash or, if shares of Stock received pursuant to an affected Award are still owned by the Recipient, in net after-tax shares of Stock received pursuant to the Award. The date for determination of the value of the applicable compensation to be repaid shall be the vesting date of the affected Award and the amount of any applicable repayment shall be determined based upon the net after-tax amount realized by the Recipient as income on such vesting date, applying the highest marginal tax rate for federal, state and local income taxes.

18.    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

*****

Apache Corporation

Executive Compensation Clawback Policy

Should the Company’s reported financial or operating results be subject to a material negative restatement as the result of fraud, intentional misconduct, or gross negligence of an executive officer, the Company has the right to recover from such executive officer an amount corresponding to any incentive award or portion thereof (including any cash bonus or equity-based award) that the Company determines would not have been granted, vested, or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The Company will apply a three-year lookback period from the date of any such material negative restatement. Subject to applicable law, the Company has the right to recover such amount by requiring the executive officer to re-pay such amount to the Company by direct payment to the Company or such other means or combination of means as the Company determines to be appropriate.

If the Company determines to seek a recovery pursuant to this policy, it shall make a written demand for repayment from the executive officer and, if such person does not, within a reasonable period of time following such demand, tender repayment in response to such demand, and the Company determines that he or she is unlikely to do so, the Company may seek a court order against the executive officer for such repayment.

The Company may not seek recovery to the extent it determines (i) that to do so would not be cost effective or (ii) that it would be better for the Company not to do so. In making such determination, the Company shall take into account such considerations as it deems appropriate, including, without limitation, (A) the likelihood of success under governing law versus the cost and effort involved, (B) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the act in the event of fraud or intentional illegal conduct, and (D) any pending legal proceeding relating to such fraud or intentional illegal conduct.

This Policy applies to any incentive compensation for years commencing after the adoption of this Policy.

Exhibit “A”

Apache Corporation

Retirement Matrix

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